Exhibit 10.1

EXECUTIVE RETIRED LIFE INSURANCE PLAN

ARTICLE I. INTRODUCTION

A.            This instrument states the terms and conditions of the GTE Corporation Executive Retired Life Insurance Plan, as adopted effective January 1,1982.

B.            The purpose of this Plan is to provide post-retirement life insurance for certain designated employees of GTE Corporation and its Participating Affiliates.

ARTICLE II. DEFINITIONS

A.            “Board” — the Board of Directors of GTE Corporation.

B.            “Base Salary” — the participant’s annual basic remuneration (exclusive of overtime, differentials, premiums and other similar types of payment, but inclusive of commissions and bonuses on account of sales when received by a participant pursuant to a written commitment of his or her employer).

C.            “Committee” — the Executive Compensation Committee of the Board.

D.            “GTE Executive Life Insurance Plan” — the GTE Executive Life Insurance Plan adopted by the board effective January 1, 1979.

E.             “GTE” — GTE Corporation.

F.              “Participating Affiliate” — a company participating in the Plan pursuant to a resolution of its board of directors adopting the provisions of the Plan, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by GTE.

G.            “Plan” — this GTE Corporation Executive Retired Life Insurance Plan.

ARTICLE III. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Committee shall also have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan.

ARTICLE IV. PARTICIPATION

A.            Except as hereinafter provided, each employee who is employed by GTE or a Participating Affiliate in a position in Salary Grade 15 or above or such other position as may be approved by the Committee shall be a participant in the Plan and shall be eligible for benefits based upon the employee’s salary grade and Base Salary immediately prior to retirement or termination of employment.

B.            Any participant who is demoted, downgraded, transferred or assigned to a position, whether or not such position is eligible to participate in the Plan, may under extraordinary circumstances as determined by the Committee remain eligible to receive benefits based upon his or her highest salary grade and Base Salary while a participant.

C.            In order to be eligible to obtain benefits under the Plan, a participant must retire pursuant to the terms of a pension plan qualified under Section 401 of the Internal Revenue Code (or any successor sections thereto) and maintained by GTE or a Participating Affiliate, provided however that retirement on a deferred vested benefit shall not be deemed to satisfy this provision except in the case of a participant who terminates employment with GTE or a Participating Affiliate having attained age 60 with at least 10 years of service.

ARTICLE V. BENEFITS

A.            A participant who satisfies the criteria in Article IV, Section C of the Plan shall receive benefits only upon retirement pursuant to the terms of a pension plan qualified under Section 401 of the Internal Revenue Code (or any successor sections thereto) and maintained by GTE or a Participating Affiliate. The benefits under the Plan shall be in lieu of any other life insurance coverage provided for retired employees by GTE or a Participating Affiliate.

B.            A participant eligible to receive benefits under the Plan shall receive non-contributory life insurance benefits under the following schedule which may be amended by the Committee in its sole discretion:

Salary Grade	Insurance
15	1.0 x base salary
16	1.5 x base salary
17	2.0 x base salary
18	2.5 x base salary
19 and above	3.0 x base salary

C.            A participant eligible to receive benefits under the Plan may elect to convert all or part of the life insurance benefits provided under Article V, Section B of the Plan to supplementary retirement benefits based upon the present value of such life insurance benefits using the actuarial tables and interest rates then in effect for the GTE Service Corporation Plan for Employees’ Pensions.

D.            A participant may elect to receive supplementary retirement benefits in any form then provided under the GTE Service Corporation Plan for Employees’ Pensions, or in two to thirty annual installments, or as otherwise may be approved by the Committee.

E.             In the event that a participant elects to receive supplementary retirement benefits other than on the single life annuity form, the amount of such benefits shall be actuarially adjusted using the actuarial tables and interest rates then in effect for the GTE Service Corporation Plan for Employees’ Pensions.

F.              If a participant elects to receive supplementary retirement benefits other than at age 65, the amount of such benefits shall be actuarially adjusted based upon the participant’s attained age at the time payments commence using the actuarial tables and interest rates then in effect for the GTE Service Corporation Plan for Employees’ Pensions. This adjustment shall be in addition to any adjustment pursuant to Article V, Section E of this Plan.

G.            If a participant elects to receive supplementary retirement benefits in the form of installment and dies prior to the payment of all installments, any unpaid installments shall be paid to the participant’s beneficiary or, in the absence of a designated beneficiary, to the participant’s estate. The designated beneficiary shall have the option to continue to receive annual payments for the period elected by the participant or to receive the unpaid installments in a lump sum. In the event that a lump sum is elected, the lump sum will be adjusted using the actuarial tables and interest rates then in effect for the GTE Service Corporation Plan for Employees’ Pensions.

ARTICLE VI. SPECIAL PROVISIONS RELATING TO PARTICIPANTS FORMERLY COVERED BY THE GTE EXECUTIVE LIFE INSURANCE PLAN

A.            Any individual who was covered by the GTE Executive Life Insurance Plan immediately prior to the termination of that plan and who had not retired shall be a participant in the Plan and shall elect at the time the participant retires from GTE or a Participating Affiliate to receive

1.              a benefit equal to any benefit which would have been available to the participant under the GTE Executive Life Insurance Plan for service up to and including December 31,1981 but for the termination of that plan plus a benefit equal to three times the increases to such participant’s Base Salary after December 31,1981; or

2.              a benefit equal to three times the participant’s Base Salary. However, in the event that any such participant or his or her assignee elects under Article IX of the GTE Executive Life Insurance Plan to purchase the life insurance policy, the participant shall be eligible for a benefit equal to three times the participant’s Base Salary.

B.            Notwithstanding any other provisions of the Plan, any individual who was covered by the GTE Executive Life Insurance Plan and who retired from GTE or any affiliate thereof prior to the termination of that plan shall be a participant in the Plan and shall receive or, if applicable, his assignee or beneficiary shall receive a benefit equal to the unpaid benefit to which such participant, assignee or beneficiary would have been entitled under the GTE Executive Life Insurance Plan but for the termination of that plan.

ARTICLE VII. MISCELLANEOUS

A.            Life insurance benefits payable under the Plan shall be paid to the participant’s designated beneficiary, or in the absence of such designation, to the participant’s estate.

B.            Life insurance benefits payable under the Plan may be assigned in accordance with such rules and regulations as the Committee may establish.

C.            The maintenance of the Plan shall not be deemed to constitute a contract of employment nor as giving any participant any right to be retained in the employment of GTE or any Participating Affiliate.

D.            Prior to retirement, participants will be eligible for and covered by such life insurance benefits as may be maintained by GTE or any Participating Affiliate for which the participant works upon the same terms and conditions generally applicable to employees of such company.

E.             Except as otherwise provided in this Article VII, the Board in its sole discretion may

1.              amend or terminate the Plan at any time or

2.              retroactively or prospectively increase, decrease, or terminate eligibility for or the level of benefits under the Plan, and no participant shall have recourse against the Plan, GTE or any Participating Affiliate in the event of any amendment or termination of the Plan. No such amendment or termination, how-ever, shall affect the rights of any participant to whom payments have already commenced under the Plan.

F.              1.              Notwithstanding any provision of the Plan to the contrary, no amendment or termination of the Plan effected on or after the date on which a Change in Control (as hereinafter defined) occurs shall operate to eliminate, reduce or otherwise impair any Minimum Guaranteed Benefit (as hereinafter defined) in respect of

a)             any participant or former participant to whom or in respect of whom, as of the date immediately preceding the date on which such Change in Control occurs, payments have commenced or other benefits have begun to be provided under the Plan or who, as of such date; has, fulfilled the eligibility requirements described (as of such date) in Section C of Article IV hereof, or

b)             any participant who, as of the date immediately preceding the date on which the Change in Control occurs, has years of service credited for benefit accrual purposes under one or more pension plans qualified under Section 401 of the Internal Revenue Code (or any successor section thereto) and maintained, as of the date immediately preceding the date on which the Change in Control occurs, by GTE or an entity that, as of the date immediately preceding the date on which the Change in

Control occurs, was a Participating Affiliate that, when added to his years of age, total at least sixty-six (66) years;

provided, however, that no benefit shall be provided under the Plan to a participant described above in clause b) of this Section F.1. unless such participant, without regard to any

(1)         reduction in Base Salary or salary grade,

(2)         transfer or assignment to other than a Participating Affiliate or to a position ineligible to participate in the Plan, or

(3)         termination of participation by any Participating Affiliate occurring after the Change in Control, fulfills the eligibility requirements of Section C of Article IV hereof (as in effect on the date immediately preceding the date on which the Change in Control occurs) at any time after the Change in Control. “Minimum Guaranteed Benefit” means the benefit (including, without limitation, any benefit described in Article VI hereof) to which a participant or former participant or, if applicable, his or her beneficiary, estate or assignee (hereinafter collectively referred to as a “beneficiary”) is entitled or would in the future (but for an amendment or termination of the Plan described in the immediately preceding sentence hereof) become entitled under the terms of the Plan (as in effect on the date immediately preceding the date on which the Change in Control occurs), based on the participant’s or former participant’s last salary grade and last Base Salary prior to the date on which the Change in Control occurs.

Notwithstanding any provision of the Plan to the contrary, upon and after the occurrence of a Change in Control,

a)             each participant and former participant described in clause a) on page 7 of the first sentence of this Section F.1. shall have a fully vested and nonforfeitable contractual right, and

b)             each participant and former participant described in clause b) on page 7 of the first sentence of this Section F.1. shall have a contractual right (which shall become fully vested and nonforfeitable upon satisfaction of the conditions set forth in the proviso following clause b) of the first sentence of this Section F.1. and which can be forfeited only for failure to satisfy those conditions), to his or her Minimum Guaranteed Benefit. All of the contractual rights referred to in the immediately preceding sentence of this Section F.1. shall be enforceable against GTE (and any successor to all or substantially all of GTE’s business or assets).

2.              After the date on which a Change in Control occurs, any participant or former participant (or, if applicable, his or her beneficiary) may apply to the trustee of the GTE Service Corporation Benefits Protection Trust for assistance (which may include without limitation legal counsel and the institution of litigation) in enforcing any rights and pursuing any claims the participant, former participant or beneficiary might have with respect to his or her Minimum Guaranteed Benefit; provided, however, that any participant, former participant, or beneficiary who applies for such assistance shall be subject to and bound by any limitations and conditions that said trustee may impose. No participant, former participant or beneficiary shall be required to notify or seek the assistance of said trustee as a condition of or prerequisite to any other action that might be taken by or on behalf of the participant, former participant or beneficiary in order to enforce his or her rights or pursue his or her claims under the Plan, and the fees, expenses and costs that the participant, former participant, or beneficiary may incur in connection with any such other action shall not be the responsibility of the GTE Service Corporation Benefits Protection Trust or the trustee thereof.

3.              “Change in Control” shall occur when and only when the first of the following events occurs:

a)             an acquisition (other than directly from the Corporation) of securities of the Corporation by any Person, immediately after which such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of securities of the Corporation representing 20 percent or more of the Voting Power or such lower percentage of the Voting Power that, from time to time, would cause the Person to constitute an “Acquiring Person” (as such term is defined in the Rights Plan); provided that in deterrnining whether a Change in Control has occurred, the acquisition of securities of the Corporation in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control; or

b)             three or more directors, whose election or nomination for election is not approved by a majority of the members of the “Incumbent Board” (as defined below) then serving as members of the Board, are elected within any single 12-month period to serve on the Board; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended from time to time) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed not to have been approved by a majority of the Incumbent Board for purposes hereof; or

c)              members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; “Incumbent Board” means individuals who, as of January 10,1991, are members of the Board, provided that if the election, or nomination for election by the Corporation’s shareholders, of any new director was approved by a vote of at least three-quarters of the Incumbent Board, such new director shall; for purposes of the Plan, be considered as a member of the Incumbent Board; provided further that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or other actual or threatened Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

d)             approval by shareholders of the Corporation of:

(1)         a merger, consolidation or reorganization involving the Corporation, unless

(a)         the shareholders of the Corporation, immediately before the merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50 percent of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization,

(b)         individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the board of directors of the Surviving Corporation, and

(c)          no Person (other than the Corporation or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Corporation, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to subparagraph a) of this definition of “Change in Control”) or more of the Voting Power has Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to subparagraph a) of this definition of “Change in Control”) or more of the combined Voting Power of the Surviving Corporation’s then outstanding voting securities;

(2)         a complete liquidation or dissolution of the Corporation; or

(3)         an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).

For purposes of this Section, a “Non-Control Acquisition” means an acquisition by

a)             an employee benefit plan (or a trust forming a part thereof) maintained by

(1)         the Corporation or

(2)         any of its Subsidiaries,

b)             the Corporation or any of its Subsidiaries or

c)              any Person in connection with a “Non-Control Transaction.”

“Non-Control Transaction” means a transaction described in clauses (a) through (c) of subparagraph d) (1) of the definition of “Change in Control” herein.

For purposes of this Section, the term “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust or other entity; and a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:

a)             which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly of indirectly;

b)             which such Person or any of such Person’s Affiliates or Associates has

(1)         the right or Obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the rights granted pursuant to the Rights Plan), warrants or options, or otherwise; provided that a

Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(2)         the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this clause (2) if the agreement, arrangement or understanding to vote such security

(a)         arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act of 1934, as amended from time to time, and

(b)         is not also then reportable by such person on Schedule 13D under the Securities Exchange Act of 1934, as amended from time to time (or any comparable or successor report); or

c)              which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), or with such Person or any of such Person’s Affiliates have oth erwise formed a group for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (2)(a) of subparagraph b), above) or disposing of any securities of the Corporation.

For purposes of this Section, “Voting Power” means the voting power of all securities of the Corporation then outstanding generally entitled to vote for the election of directors of the Corporation.

d)             The provisions of this Section F shall cease to be effective on July 1,1990; provided, however, that if a Change in Control occurs while the provisions of this section F are in effect, such provisions shall remain in effect for a period of not less than five (5) years beginning on the date on which such Change in Control occurs; and further provided that the provisions of this Section F shall automatically become effective for an additional one-year period beginning on July 1,1990, and on each anniversary of that date (a “Renewal Date”) unless

(1)         not later than December 31 immediately preceding any such Renewal Date, the Board adopts a resolution providing that the provisions of this Section F shall not be renewed upon the next succeeding Renewal Date and

(2)         such Renewal Date does not fall within the five-year period beginning on the date on which a Change in Control occurs.

e)              Notwithstanding any provision of the Plan to the contrary,

(1)         the provisions of this Section F may be amended, modified or suspended at any time prior to the date on which a Change in Control occurs, but unless the provisions of this Section F have ceased to be effective prior to the date on which a Change in Control occurs, and except as may be required by law,

(2)         for the five-year period beginning on the date on which a Change in Control occurs, the provisions of this Section F may not in any way be amended, modified or suspended, directly or indirectly and

(3)         for such five-year period,

(a)         no other provision of the Plan may be amended, modified or suspended, directly or indirectly,

(b)         no rules, regulations or procedures under the Plan may be established or modified,

(c)          no interpretation of the Plan may be adopted,

(d)         no determination under the Plan may be made, and

(e)          no authority or discretion vested in the Committee may be exercised, in a manner that would alter the meaning or operation of the provisions of this Section F or that would undermine or frustrate their purposes; provided that the amendments, modifications, suspensions and other actions prohibited by the preceding provisions of this sentence shall include any amendment, modification, suspension or other action that is made or taken during such five-year period.

Notwithstanding any provision of the Plan to the contrary,

(1)         all rights of participants, former participants and beneficiaries, and

(2)         all liabilities and obligations of GTE (and any successor to all or substantially all of GTE’s business or assets) that are created or arise pursuant to this Section F shall survive any cessation of the effectiveness of this Section F, any termination of the Plan, any amendment, modification, suspension or other action referred to in the immediately preceding sentence hereof (whether such amendment, modification, suspension or other action occurs during or after the five-year period referred to in that sentence) and any other action or event, and such rights, liabilities and obligations shall continue in full force and effect until they have been fully satisfied; and until such full satisfaction, nothing whatsoever shall deprive any participant, former participant or beneficiary of any such right or shall relieve GTE (or any successor to all or substantially all of GTE’s business or assets) of any such liability or obligation.

f)               If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

G.            This Plan is subject to the laws of the State of Delaware.

fGTE EXECUTIVE RETIREE LIFE INSURANCE PLAN

I.                                        INTRODUCTION.  This document states the terms and conditions of the fGTE Executive Retiree Life Insurance Plan effective January 1, 2008.  The purpose of the ERLIP is to provide retirement income to certain eligible executives.

II.                                   DEFINITIONS.

A.                                    “Administrator” means the most senior human resources officer of Verizon Communications Inc. or any delegate of such individual.

B.                                    “Code” means the Internal Revenue Code of 1986, as amended.

C.                                    “Company” means Verizon Corporate Services Group Inc.

D.                                    “ERLIP” means the fGTE Executive Retiree Life Insurance Plan.

E.                                     “ERLIP Benefit” means the benefit payable pursuant to Article IV.

F.                                      “Insurance Amount” means the figure determined pursuant to Section IV.B.1.

G.                                    “Net Credited Service” has the same meaning us under the Verizon Management Pension Plan.

H.                                   “Participant” means an individual designated as a Participant by the Administrator.  To be a Participant, an individual must have been in a ZM/ZL Career Band (including comparable grandfathered Salary Bands and Grades) or above as of December 31, 2001.

I.                                        “Participating Affiliate” means any entity designated by the Company as a Participating Affiliate.

J.                                        “Payment Date” means a date that occurs within the 60-day period following the date the Participant Separates from Service, except that if a Specified Employee Separates from Service for a reason other than death, the Payment Date shall be the earlier of (1) the first business day that occurs more than six (6) months after the date the Participant Separated from Service or (2) a date that occurs within 60 days following the Participant’s death.

K.                                   “Separate from Service” means a Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)) with the Company and any entity required to be aggregated with the Company under Treasury Regulation Section 1.409A-1(h)(3).

L.                                     “Specified Employee” means an employee who was among the 200 employees of the Company (or an entity that is aggregated with the Company under Section 414(b) or (c) of the Code) having the highest annual compensation for the calendar year ending on the Specified Employee Identification Date.  For this purpose, “compensation” is all compensation actually paid or made available in gross income to an employee by the Company which the Participating is required to report to the employee as wages on a Form W-2 for federal income tax purposes under the Code, plus amounts that would be included in wages but for an election under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code.

M.                                 “Specified Employee Identification Date” means, if a Participant Separates from Service on or after April 1 and on or before December 31 of a calendar year, the last day of the calendar year immediately preceding the calendar year in which he Separates from Service, and, if a Participant Separates from Service on or after January 1 and before April 1 of a calendar year, the last day of the second calendar year that precedes the calendar year in which he Separates from Service.

N.                                    “Termination Date” means the date that a Participant’s Separates from Service.

III.                              PARTICIPATION.  Participation in the ERLIP was frozen on January 1, 2002.  Only persons who were Participants on that date are eligible to participate in the Plan.  A list of Participants is maintained by the Administrator.  A former Participant who Separates from Service with the Company and is subsequently reemployed is not eligible for any additional benefit under the ERLIP, regardless of whether he received an ERLIP Benefit upon his prior Separation from Service.

IV.                               BENEFIT ELIGIBILITY AND CALCULATION.

A.                                    Benefit Eligibility.  To receive an ERLIP Benefit, a Participant must:

1.                                      Separate from Service with the Company with entitlement to a pension (other than a deferred vested pension) under the terms of a defined benefit plan for management employees that is sponsored by the Company or a Participating Affiliate and meet the requirements under the Rule of 75 under such defined benefit pension plan;

2.                                      Have attained age 60 as of his or her Termination Date, and have at least 10 years of Net Credited Service; or

3.                                      Separate from Service with the Company under the “55 and 10” Early Retirement provision of the Contel Amendment to the Verizon Management Pension Plan.

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No ERLIP Benefit is payable in the event that the Participant Separates from Service with the Company by reason of his death.

B.                                    Benefit Calculation.

1.                                      The ERLIP lump sum benefit is derived from the Insurance Amount.  The Insurance Amount for a Participant is determined based on the Participant’s final annual base salary on his Termination Date and his career band, as indicated in the following chart:

Career Band at Termination of Employment	Grandfathered Salary Grades/Bands	Insurance Amount
ZM/ZL Sales and Non-Sales	Yellow Band/15—16	1.0 × final annual base salary

		(former Grade 16s are grandfathered at 1.5 × final annual base salary)

4	17	2.0 × final annual base salary

3	18	2.5 × final annual base salary

2	19 and Above	3.0 × final annual base salary

1 & Above	19 and Above	3.0 × final annual base salary

The Insurance Amount is rounded to the next highest $1,000 increment after the formula is applied, unless the formula results in an even $1,000 increment.

2.                                      A Participant’s ERLIP Benefit is calculated by multiplying his Insurance Amount by the Conversion Factor.

V.                                    PAYMENT.  The ERLIP Benefit is paid in a single lump sum amount on the applicable Payment Date.  Payment will be made via direct deposit to the Participant’s Fidelity Brokerage Account.

VI.                               ADMINISTRATION, AMENDMENT, AND TERMINATION OF THE ERLIP.

A.                                    The Administrator shall have the discretion to interpret the terms of the ERLIP, to delegate such responsibilities or duties as it deems desirable, to appoint agents and advisors and otherwise govern the conduct of its business, and to make all decisions necessary or proper for the

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administration of the ERLIP.  The Administrator’s decisions relating to the administration of the ERLIP shall be final.

B.                                    The Company reserves the right to amend or terminate the ERLIP at any time.  An Eligible Executive’s rights and interests under the ERLIP may not be assigned or transferred.

C.                                    If any provision of the ERLIP shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the ERLIP or part thereof, each of which shall remain in full force and effect.  If the making of any payment in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment from being made in part, to the extent that it would not be unlawful, invalid, or unenforceable.

D.                                    The maintenance of the ERLIP shall not be deemed to constitute a contract of employment nor as giving any employee any right to be retained in the employment of the Company or its affiliates.

E.                                     To the extent that any payment under the ERLIP may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by any Participant or other individual.

F.                                      A Participant’s rights and interests under the ERLIP may not be assigned or transferred, provided that, in the case an order which satisfies the requirements for a qualified domestic relations order set forth in Section 206(d)(3)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”) which is issued with respect to an Participant’s interest in the ERLIP, benefits shall be payable to the alternate payee designated therein in accordance with the terms and conditions thereof.

G.                                    Except to the extent preempted by federal law, this ERLIP is subject to the laws of the State of Delaware without regard to the choice of law rules of any jurisdiction.

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